Exhibit 10.5

Date:                     , 2022

DEED OF INDEMNITY

between

(1) POLESTAR AUTOMOTIVE HOLDING UK [LIMITED/PLC]1

and

(2) [NAME OF [DIRECTOR/OFFICER]]

[1]	Note to draft: To be revised depending on whether deed is signed before or after conversion to a PLC.

CONTENTS

CLAUSE

1.	Interpretation	2
2.	Indemnity	4
3.	Exclusions and limitations	5
4.	Notification and conduct of claims	6
5.	Payments	7
6.	Funding of legal costs	8
7.	D&O Insurance	9
8.	Subrogation	10
9.	Assignment and other dealings	11
10.	Entire agreement	11
11.	Severance	11
12.	Notices and demands	11
13.	Variation and waiver	12
14.	Counterparts	12
15.	Third party rights	12
16.	Governing law and jurisdiction	12

This deed is dated                2022

Parties

(1)	Polestar Automotive UK [Limited/PLC] incorporated and registered in England and Wales with company number 13624182 whose registered office is at [•] (Company)

(2)	[NAME OF [DIRECTOR/OFFICER]] of [ADDRESS] (Director/Officer)

BACKGROUND

(A)	The [Director/Officer] is a [director/officer] of the Company.

(B)

The Company’s Articles of Association contemplate that the Company will indemnify the Company’s directors and officers in relation to certain specific liabilities incurred by them in the performance of their duties as directors or officers of the Company.

(C)	The Company has agreed to enter into this deed of indemnity with the [Director/Officer].

Agreed terms

1.	Interpretation

The following definitions and rules of interpretation apply in this deed.

1.1	Definitions:

[Application for Relief: an application for relief made by the Director to the court under sections 661(3) or 661(4) or section 1157 of the CA 2006.]2

Associated Company: a company associated with the Company within the meaning of section 256(b) of the CA 2006.

Board: the board of directors of the Company, acting as such.

Business Day: a day other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

[2]	Note to Draft: Delete for Officer’s deed of indemnity.

Claim: has the meaning given in clause 2.1.

CA 2006: the Companies Act 2006.

D&O Insurance: has the meaning given in clause 7.1.

Favourable Conclusion: has the meaning given in clause 6.6.

Final: in relation to any conviction, judgment or refusal of relief, has the meaning given in section 234(5) of the CA 2006.

Liabilities: all liabilities, costs, charges, expenses, judgments, settlements, compensation and other awards, damages and losses (including any direct, indirect or consequential losses and all interest, penalties, fines, taxes and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses).

Loan Amounts: has the meaning given in clause 6.2.

Misconduct: has the meaning given in clause 3.1(g).

Proceeding: any civil, criminal, administrative, investigative or other proceeding.

Restricted Proceedings: the proceedings referred to in clause 3.1(d)(i) to the extent that they are in connection with any negligence, default, breach of duty or breach of trust (including alleged negligence, default, breach of duty or breach of trust) by the [Director/Officer] in relation to the Company or any of its Subsidiaries or otherwise arise by virtue of the [Director/Officer] having acted or purported to act as a [director/officer] of the Company or of any of its Subsidiaries.

Subsidiary: has the meaning given in section 1159 of the CA 2006.

1.2	Clause headings shall not affect the interpretation of this deed.

1.3	Unless the context otherwise requires, references to clauses are to the clauses of this deed.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.6	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.7	A reference to writing or written includes fax and email.

1.8

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.9	Other and otherwise are illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding them.

2.	Indemnity

2.1

Subject to the terms of this deed, the Company shall indemnify the [Director/Officer] in respect of all Liabilities arising out of or in connection with any Proceeding brought or threatened against the [Director/Officer] for negligence, default, breach of duty, breach of trust or otherwise[, or relating to any Application for Relief,][3] in connection with the [Director’s/Officer’s] acts or omissions while in the course of acting or purporting to act as a [director/officer] of the Company or of any of its Subsidiaries or which otherwise arises by virtue of the [Director/Officer] holding or having held such a position (Claim).

2.2	References in clause 2.1 to acts or omissions are to acts or omissions made or omitted to be made after the date of this deed, however:

(a)

if a company ceases to be a Subsidiary of the Company after the date of this deed, the Company shall only be liable to indemnify the [Director/Officer] in respect of Liabilities in relation to that company which were incurred before the date on which that company ceased to be a Subsidiary of the Company; and

(b)

the [Director/Officer], as [director/officer] of any company which becomes a Subsidiary of the Company after the date of this deed, shall be indemnified only in respect of Liabilities incurred after the date on which that company became a Subsidiary of the Company.

2.3

The [Director/Officer] shall continue to be indemnified under clause 2.1, notwithstanding that the [Director/Officer] may have ceased to be a [director/officer] of the Company or any of its Subsidiaries.

2.4

Any obligation on the part of the Company to make a payment to the [Director/Officer] pursuant to clause 2.1 is conditional upon the [Director/Officer] having made an application in writing to the Company supported by the production of documentation which, in the reasonable opinion of the Board, is satisfactory evidence that:

(a)

the relevant Liability has been suffered or incurred by the [Director/Officer] and of the date(s) on which it was suffered or incurred and that it falls within the scope of the indemnity set out in clause 2.1; and

[3]	Note to Draft: Delete for Officer’s deed of indemnity.

(b)	any costs and expenses which are to be reimbursed pursuant to clause 2.1 were properly incurred and are reasonable in amount.

2.5

If the Board is satisfied that the conditions set out in clause 2.4 have been fulfilled, it shall make payment to the [Director/Officer] within 28 days of the receipt of the evidence referred to in that clause.

3.	Exclusions and limitations

3.1	The indemnity in clause 2.1 shall not apply to:

(a)	the extent prohibited by the CA 2006 or otherwise prohibited by law;

(b)	any Liability incurred by the [Director/Officer] to the Company or any Associated Company;

(c)	a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising);

(d)	other than as provided in clause 6.6, any Liability incurred by the [Director/Officer]:

(i)	in defending criminal proceedings;

(ii)	in defending civil proceedings brought by the Company or any Associated Company; or

(iii)	[in connection with any Application for Relief;][4]

(e)

any Liability relating to any taxation or national insurance payable by the [Director/Officer] in connection with his remuneration or other payments or benefits received from the Company or any of its Subsidiaries;

(f)

the extent that the [Director/Officer] is entitled to recover from any other person (including under any policy of insurance) any amount in relation to a Claim, unless such amount is contingent on the [Director/Officer] having first exhausted his rights to indemnification in respect of the relevant Liability under this deed;

(g)

any Liability incurred by, or any Claim made against, the [Director/Officer] which the Board reasonably determines arises out of the [Director’s/Officer’s] fraud, wilful default, wilful misconduct, reckless conduct, dishonesty or act of bad faith

[4]	Note to Draft: Delete for Officer’s deed of indemnity.

(Misconduct), save that if a court, tribunal or regulatory authority thereafter finally determines that the relevant Liability or Claim did not arise from the [Director’s/Officer’s] Misconduct, the [Director/Officer] may, by notice to the Company, request payment of such amount from the Company as the Company would have been liable to pay under this deed had the Board not made such a determination and the Company shall, subject to the provisions of clause 2.4, pay such amount to the [Director/Officer] (without interest) within 28 days of the receipt of the evidence referred to in that clause.

4.	Notification and conduct of claims

4.1

If the [Director/Officer] receives any demand relating to any Claim or becomes aware of any circumstances which might or may reasonably be expected to give rise to the Company being required to indemnify the [Director/Officer] under clause 2.1 and before incurring any costs, charges or expenses in respect of any Claim (including, but not limited to, securing legal representation), the [Director/Officer] shall:

(a)	as soon as reasonably practicable, give written notice of the circumstances to the Company, as well as any other information which the Company may reasonably request from time to time;

(b)	take all reasonable action to mitigate any Liability suffered by him in respect of the circumstances giving rise to the Claim;

(c)

take all such action as the Company may reasonably request to avoid, dispute, resist, appeal or defend any claim and shall not make any admission of liability, agreement or compromise with any person in relation to any Claim without the prior written consent of the Company, such consent not to be unreasonably withheld;

(d)	forward all documents received by the [Director/Officer] in respect of the Claim to the Company as soon as reasonably practicable following receipt;

(e)	assist the Company as it may reasonably require in resisting, defending or settling the Claim; and

(f)	provide to the Company such information about the nature and amount of costs incurred by the [Director/Officer] in respect of a Claim as the Company may reasonably request.

4.2

Notwithstanding the provisions of clause 4.1, the [Director/Officer] shall not be required to provide any documents or information to the Company where doing so would result in a loss of privilege in such documents or information.

4.3

The Company or a Subsidiary (as the case may be) will be entitled to take over, negotiate and conduct in the [Director’s/Officer’s] name the defence or settlement of any Claim or to prosecute in his name for its own benefit any proceedings relating to a Claim.

4.4	If the Company or a Subsidiary exercises its rights under clause 4.3, the Company shall:

(a)

consult with the [Director/Officer] in relation to the conduct of the Claim or proceedings on aspects of the Claim or proceedings materially relevant to the [Director/Officer] and keep the [Director/Officer] reasonably informed of material developments in the Claim or proceedings, provided that the Company or Subsidiary shall be under no obligation to provide any information the provision of which is reasonably likely to adversely affect the Company’s or Subsidiary’s ability to claim in respect of the relevant loss under any applicable policy of insurance;

(b)

take into account the [Director’s/Officer’s] reasonable requests related to the Claim or proceedings (including any settlement) on issues which may be reasonably likely to result in material damage to the [Director’s/Officer’s] reputation; and

(c)

have full discretion in the conduct or settlement of any Claim or proceedings relating to such Claim provided the [Director/Officer] is not required to make any contribution to the settlement and the settlement contains no admission of liability by the [Director/Officer].

4.5

Any failure by the [Director/Officer] to comply with the provisions of this clause 4 shall not relieve the Company of any obligations under this deed except to the extent that the Company is prejudiced thereby.

5.	Payments

5.1

The Company shall, in the event that a payment is made to the [Director/Officer] under this deed in respect of a particular Liability, be entitled to recover from the [Director/Officer] an amount equal to any payment received by the [Director/Officer] under any policy of insurance or from any other third party source to the extent that such payment relates to the Liability, or if the payment received by the [Director/Officer] is greater than the payment made under this deed, a sum equal to the payment made under this deed. The [Director/Officer] shall pay over such sum promptly on the Company’s request.

5.2

The Company shall pay such amount to the [Director/Officer] as shall after the payment of any tax thereon leave the [Director/Officer] with sufficient funds to meet any Liability to which this deed applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions, credits or reliefs which are or may be available to the [Director/Officer] in respect of the relevant payment under this deed received by the [Director/Officer] or any payment made by the [Director/Officer] to a third party in respect of (or in or towards the discharge of) the relevant Liability, but no other deductions, credits, reliefs or payments, is to be taken into account. In the event that any amount is paid to the [Director/Officer] under this deed but a tax deduction, credit or relief is (or becomes) available to the [Director/Officer] in respect of the relevant payment under this deed, or in respect of any payment made by the [Director/Officer] to a third party in respect of (or in or towards the discharge of) the relevant Liability, which was not taken into account in calculating the amount payable in respect of the relevant payment under this deed, the [Director/Officer] shall promptly make a payment to the Company of such an amount as is equal to the benefit of such deduction, credit or relief which was not taken into account.

6.	Funding of legal costs

6.1

Subject to the terms of this deed, the Company shall loan to the [Director/Officer] such amounts as are required to meet such legal and other reasonable costs of Restricted Proceedings as are incurred (or are to be incurred) by the [Director/Officer], subject to the maximum amount permitted, and in accordance with any terms and conditions imposed, by law.

6.2

The Company shall lend such amounts as provided for under clause 6.1 (Loan Amounts) to the [Director/Officer] within 14 days of receiving notice in writing from the [Director/Officer] of the amount required together with such evidence of the costs having been or to be properly incurred as the Company may reasonably require.

6.3	No interest shall accrue on the Loan Amounts.

6.4	All Loan Amounts outstanding to a [Director/Officer] in respect of particular Restricted Proceedings shall be repaid by the [Director/Officer] if, in respect of those proceedings (as applicable):

(a)	the [Director/Officer] is convicted;

(b)	judgment is given against the [Director/Officer]; or

(c)	the court refuses to grant the [Director/Officer] relief on the application,

and such outstanding Loan Amounts shall be repaid no later than the date when the conviction, judgment or the refusal of relief (as applicable) becomes Final.

6.5

The Company shall not be required to lend any amount under this clause 6, and any amounts lent shall become immediately repayable upon demand from the Company, to the extent that the Board reasonably determines that the Restricted Proceedings arose out of the [Director’s/Officer’s] Misconduct.

6.6

In the event that Restricted Proceedings are either (i) abandoned, withdrawn or discontinued, (ii) settled, (iii) a permanent stay is granted, or (iv) a final determination of the court is made (or proceedings otherwise finally conclude) without any of the events referred to in clause 6.4(a) to clause 6.4(c) (as applicable) occurring (each such conclusion of proceedings being a Favourable Conclusion) then the indemnity provided under clause 2.1 shall thereafter apply with respect to all legal and other reasonable costs of those Restricted Proceedings as were incurred by the [Director/Officer]. Any liability of the Company to so indemnify the [Director/Officer] shall be set-off against any liability of the [Director/Officer] to repay to the Company any Loan Amounts outstanding in respect of those Restricted Proceedings; and shall be subject to the exclusions and limitations contained in clause 3, and clause 4 shall be applied with such changes as are appropriate.

6.7

In the event that a Favourable Conclusion is reached in relation to particular Restricted Proceedings but any Loan Amount lent to the [Director/Officer] in relation to those proceedings remains outstanding in circumstances where the Company is (for any reason) not liable or is no longer liable to indemnify or further indemnify the [Director/Officer] in relation to those Restricted Proceedings, then all such Loan Amounts which remain outstanding shall be immediately repayable on demand from the Company.

7.	D&O Insurance

7.1

The Company shall purchase and maintain directors’ and officers’ liability insurance (D&O Insurance) to insure the [Director/Officer] as a [director/officer] of the Company during the period of the [Director’s/Officer’s] appointment and for a period of six years thereafter to the extent that such insurance can be obtained at such cost and on such terms as the Board considers to be reasonable.

7.2

The Company shall not be in breach of its obligations under this clause 7 where its inability to purchase and maintain D&O Insurance to insure the [Director/Officer] is attributable to a failure by the [Director/Officer] to comply with the [Director’s/Officer’s] obligations to the insurers or any failure to meet or comply with a condition of the coverage of the D&O Insurance is attributable to acts or omissions of the [Director/Officer].

7.3

The Company shall ensure that the [Director/Officer] is provided at all times with a copy, or a summary of the terms, of the Company’s current D&O Insurance policy, to the extent it relates to the [Director/Officer].

7.4

In the event of any breach of clause 7.1, the [Director/Officer] acknowledges that the Company’s liability to the [Director/Officer] shall be limited to the extent permissible in accordance with the law, from time to time, and in particular with section 232 of the CA 2006.

7.5

In the event that the [Director/Officer] shall have a right to make a claim under the provisions of clause 2.1 and clause 7.1, the [Director/Officer] shall claim first under the provisions of clause 2.1. Provided to the extent that the [Director/Officer] is not adequately protected under the provisions of clause 2.1, then the [Director/Officer] shall be entitled subsequently to bring a claim under clause 7.1 subject to the exclusions and limitations contained in clause 3, and clause 4 shall be applied with such changes as are appropriate.

7.6

Nothing in this deed modifies or limits any obligation on the [Director/Officer] under the terms of any applicable D&O Insurance maintained by the Company from time to time. Furthermore, the terms of this deed shall not negate any obligation that the [Director/Officer] might have to assist the Company in complying with any obligations it may have under the terms of the D&O Insurance and the [Director/Officer] shall not take, or fail to take, any action which may prejudice the ability of the Company to recover under any D&O Insurance.

8.	Subrogation

8.1

In the event that the Company makes any payment under this Deed, the Company shall be subrogated to the extent of such payment to all of the [Director’s/Officer’s] rights of recovery against third parties (including any claim under any applicable directors’ and officers’ insurance policy) in respect of the payment and the [Director/Officer] shall do everything that may be necessary to secure any such rights including:

(a)	the execution of any documents necessary to enable the Company effectively to bring an action in the name of the [Director/Officer]; and

(b)	the provision of assistance as a witness.

9.	Assignment and other dealings

9.1	The Company may at any time assign, mortgage, charge, subcontract, delegate, declare a trust over or deal in any other manner with any or all of its rights and obligations under this deed.

9.2

The [Director/Officer] shall not assign (save for assignments by operation of law), transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of his or her rights and obligations under this deed.

10.	Entire agreement

10.1

This deed constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

11.	Severance

11.1

If any provision or part-provision of this deed is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 11 shall not affect the validity and enforceability of the rest of this deed.

12.	Notices and demands

12.1	Any notice or demand given to a party under or in connection with this deed shall be in writing and shall be:

(a)

delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or the address given in this deed (in any other case) or as otherwise notified in writing to the other party; or

(b)	sent by fax to its main fax number.

12.2	Any notice or demand shall be deemed to have been received:

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice or demand is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c)	if sent by fax, at 9.00 am on the next Business Day after transmission.

12.3	This clause does not apply to the service of any proceedings or other documents in any legal action.

13.	Variation and waiver

13.1	No variation of this deed shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

13.2

No failure or delay by a party to exercise any right or remedy provided under this deed or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

14.	Counterparts

14.1

This deed may be executed in counterparts and each counterpart constitutes an original, and all the counterparts together constitute one and the same deed. If the deed is executed in duplicate, each duplicate constitutes an original.

15.	Third party rights

15.1

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this deed and no rights or benefits expressly or impliedly conferred by it shall be enforceable under that Act against the parties to it by any other person.

16.	Governing law and jurisdiction

16.1

This deed and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

16.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive] jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS WHEREOF this agreement has been executed and delivered as a deed on the date first above written.

EXECUTED as a DEED by

POLESTAR AUTOMOTIVE HOLDING

UK [LIMITED/PLC]

Signature

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

[Polestar Automotive Holding UK PLC—Director Indemnification Deed—Signature Page]

SIGNED as a DEED by [DIRECTOR/OFFICER]
Signature

in the presence of:
Witness

Witness name:

Witness address:

Witness occupation:

[Polestar Automotive Holding UK PLC—Director Indemnification Deed—Signature Page]